Exhibit 99.2

General Moly, Inc. — NYSE Amex and TSX: GMO

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

LAKEWOOD, COLORADO — March 5, 2010, General Moly (NYSE Amex and TSX: GMO) announced its audited financial results for the fourth quarter and full year ended December 31, 2009.

Net loss for the three months ended December 31, 2009 was approximately $2.2 million ($0.03 per share) compared to a loss of $2.6 million ($0.04 per share) for the year ago period.  Net loss for the full year ending December 31, 2009 was approximately $10.2 million ($0.14 per share) compared to a loss of $14.4 million ($0.21 per share) for the year ago period.

Consolidated cash balance at the end of the fourth quarter was approximately $49 million compared to approximately $59 million at the end of the third quarter and approximately $93 million a year ago.  During the fourth quarter, cash use of $10 million was the result of $8 million in development and equipment deposit costs and $2 million in General and Administrative costs.  For the year, cash use of $44 million was the result of $33 million in development and equipment deposit costs and $11 million in General and Administrative, exploration and evaluation costs.  Financial information is included at the end of this release.

PERMITTING UPDATE

The Company currently expects the Bureau of Land Management (BLM) to complete an administrative Draft Environmental Impact Statement (EIS) mid-year and to receive its Record of Decision late in the fourth quarter of this year or early in the first quarter of 2011. The two final outstanding technical reports related to regional hydrology and pit lake geochemistry were completed and submitted to the BLM in late October and early November last year and the Company is working to address comments received from the BLM late last year on these reports.  The Company continues to believe that these studies confirm that the Mt. Hope project will have minimal long term impact to local ground water.

FINANCING UPDATE

In a separate press release, the Company announced a significant investment and partnership with Hanlong Group, which is anticipated to supply full funding for the Mt. Hope project.  The Company will host a conference call later today to discuss the announcement.

ENGINEERING AND EQUIPMENT PROCUREMENT UPDATE

The Company will restart engineering efforts, which had been paused in March 2009 to conserve cash, following stockholder approval of the equity issuances in connection with the Hanlong transaction and publication of the Draft EIS, currently anticipated to occur by mid-year.  Equipment procurement efforts, which had also been paused, will resume later in the year.  Although the Company has secured orders for most of the milling equipment, firm orders for much of the mobile mine fleet still must be placed.

MOLYBDENUM MARKET UPDATE

Over the fourth quarter of 2009, spot molybdenum prices traded between $10.60 and $13.50 per pound, ending the year at approximately $12.00 and trading up to approximately $18.00 per pound more recently.  Price fluctuations continue to be primarily driven by changing Chinese demand patterns but are also beginning to be driven by improving steel demand within the energy sector, particularly the Oil Country Tubular Goods market.  Prices well above the low of $8 per pound seen last year continue to be supported by Chinese molybdenum imports, increasing steel capacity utilization rates in developing nations, modestly improving steel capacity utilization in the United States and Europe, an end to global inventory de-stocking, and molybdenum supply reductions.

RESERVE AND RESOURCE ESTIMATE UPDATE

The Company continues to update its resource model of the Mt. Hope molybdenum deposit based on additional geologic interpretation and the incorporation of 101 previously-drilled core and reverse circulation holes that were not included in the 2007 Bankable Feasibility Study (BFS).  These holes include drilling for the purpose of water modeling, waste rock sampling, geotechnical evaluation, and infill holes targeting the first ten years of production that were drilled following the creation of the resource model used in the BFS.  A revised resource estimate and 43-101 report are anticipated to be completed in the first half of the year.

Additional information on the Company’s fourth quarter and full year 2009 results will be available in General Moly’s 2009 Form 10-K, which will be filed with the Securities and Exchange Commission and posted on the Company’s website.

GENERAL MOLY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except per share amounts)

	As of December 31, 2009	As of December 31, 2008
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$48,614	$78,462
Restricted cash — Eureka Moly, LLC	—	13,915
Deposits, prepaid expenses and other current assets	179	326
Total Current Assets	48,793	92,703
Mining properties, land and water rights	101,190	79,292
Deposits on project property, plant and equipment	42,648	31,499
Restricted cash held for electricity transmission	12,286	12,545
Restricted cash held for reclamation bonds	1,133	1,133
Non-mining property and equipment, net	553	763
Other assets	2,994	2,994
TOTAL ASSETS	$209,597	$220,929

LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY:
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$3,799	$6,692
Current portion of long term debt	163	128
Total Current Liabilities	3,962	6,820
Provision for post closure reclamation and remediation costs	586	731
Deferred gain	100	—
Long term debt, net of current portion	268	330
Total Liabilities	4,916	7,881

COMMITMENTS AND CONTINGENCIES	—	—

CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST	99,761	100,000

EQUITY
Preferred stock, Series A, $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 72,437,538 and 71,852,646 shares issued and outstanding, respectively	72	72
Additional paid-in capital	187,290	185,179
Accumulated deficit before exploration stage	(213)	(213)
Accumulated deficit during exploration and development stage	(82,229)	(71,990)
Total Equity	104,920	113,048
TOTAL LIABILITIES, CONTINGENTLY REDEEMABLE NONCONTROLLING INTEREST AND EQUITY	209,597	220,929

GENERAL MOLY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

				January 1, 2002 (Inception of Exploration Stage)
	Years Ended			to
	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2009
REVENUES	$—	$—	$—	$—
OPERATING EXPENSES:
Exploration and evaluation	806	5,670	20,660	37,510
General and administrative expense	9,703	10,436	18,325	48,986
TOTAL OPERATING EXPENSES	10,509	16,106	38,985	86,496
LOSS FROM OPERATIONS	(10,509)	(16,106)	(38,985)	(86,496)
OTHER INCOME:
Interest and dividend income	31	1,692	1,305	3,963
Other income	—	—	—	65
TOTAL OTHER INCOME	31	1,692	1,305	4,028
LOSS BEFORE TAXES	(10,478)	(14,414)	(37,680)	(82,468)
Income Taxes	—	—	—	—
CONSOLIDATED NET LOSS	$(10,478)	$(14,414)	$(37,680)	$(82,468)
Less: Net loss attributable to contingently redeemable noncontrolling interest	239	—	—	239
NET LOSS ATTRIBUTABLE TO GENERAL MOLY, INC.	$(10,239)	$(14,414)	$(37,680)	$(82,229)
Basic and diluted net loss attributable to General Moly per share of common stock	$(0.14)	$(0.21)	$(0.71)
Weighted average number of shares outstanding— basic and diluted	72,226	70,216	53,331

GENERAL MOLY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

				January 1, 2002 (Inception of Exploration Stage)
	Years Ended			to
	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,478)	$(14,414)	$(37,680)	$(82,468)
Adjustments to reconcile net loss to net cash used by operating activities:
Services and expenses paid with common stock	—	—	304	1,990
Forfeitures of deposits on property and equipment	378	—	—	378
Depreciation and amortization	344	295	185	897
Equity compensation for employees and directors	1,474	2,457	6,217	13,458
Decrease (increase) in deposits, prepaid expenses and other	147	168	(167)	(87)
Decrease (increase) in restricted cash held for electricity transmission	259	(12,545)	—	(12,286)
(Decrease) increase in accounts payable and accrued liabilities	(3,305)	(764)	6,328	3,365
(Decrease) increase in post closure reclamation and remediation costs	(145)	219	303	377
Net cash used by operating activities	(11,326)	(24,584)	(24,510)	(74,376)
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for the purchase of equipment	(100)	(481)	(465)	(1,424)
Purchase of securities	—	—	—	(137)
Purchase and development of mining properties, land and water rights	(20,879)	(47,389)	(18,578)	(94,633)
Deposits on property, plant and equipment	(11,527)	(31,009)	(490)	(43,026)
Proceeds from option to purchase agreement	100	—	—	100
Increase in restricted cash held for reclamation bonds	—	(356)	(286)	(642)
Cash provided by sale of marketable securities	—	—	—	246
Net cash used by investing activities	(32,406)	(79,235)	(19,819)	(139,516)

GENERAL MOLY, INC.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

				January 1, 2002 (Inception of Exploration Stage)
	Years Ended			to
	December 31, 2009	December 31, 2008	December 31, 2007	December 31, 2009
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock, net of issuance costs	99	20,575	104,682	165,204
Cash proceeds from POS-Minerals Corporation	—	100,000	—	100,000
Cash paid to POS-Minerals Corporation for purchase price adjustment	—	(2,994)	—	(2,994)
Decrease (increase) in restricted cash — Eureka Moly, LLC	13,915	(13,915)	—	—
Net (decrease) increase in debt	(130)	244	136	250
Net cash provided by financing activities:	13,884	103,910	104,818	262,460
Net (decrease) increase in cash and cash equivalents	(29,848)	91	60,489	48,568
Cash and cash equivalents, beginning of period	78,462	78,371	17,882	46
Cash and cash equivalents, end of period	$48,614	$78,462	$78,371	$48,614
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equity compensation capitalized as development	$950	$2,325	$1,804	$5,079
Restricted cash held for reclamation bond acquired in an acquisition	—	—	491	491
Post closure reclamation and remediation costs and accounts payable assumed in an acquisition	—	—	263	263
Common stock and warrants issued for property and equipment	—	—	826	1,586

* * * *

General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE Amex (formerly the American Stock Exchange) and the Toronto Stock Exchange under the symbol GMO. Our primary asset, our interest in the Mt. Hope project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits. Combined with our second molybdenum property, the Liberty project that is also located in central Nevada, our goal is to become the largest primary molybdenum producer by the middle of the next decade. For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:

Investors — Seth Foreman	(303) 928-8591	sforeman@generalmoly.com
Business Development — Greg McClain	(303) 928-8601	gmcclain@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to obtain required permits to commence production and its ability to raise required financing, adverse governmental regulation and judicial outcomes.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.